Exhibit 99.1

FOR IMMEDIATE RELEASE
December 3, 2021

Tandy Leather Factory Files Financial Information for Second Quarter 2021; Announces Certain Third Quarter Results

FORT WORTH, TEXAS – December 3, 2021 (GLOBE NEWSWIRE) – Tandy Leather Factory, Inc. (OTC: TLFA) today announced that it has filed with the Securities and Exchange Commission the Company’s Quarterly Report on Form 10-Q for the second quarter of 2021.

The Company’s second quarter sales were $18.6 million in 2021, up from $9.1 million in 2020.  Operating expenses were $10.6 million compared to $7.6 million in 2020, primarily reflecting the return to work of employees who were furloughed in 2020 during the COVID-19 shutdown.  Net income for the quarter was $0.5 million compared to a net loss of $1.8 million for the second quarter of 2020.  As of June 30, 2021, the Company held $5.7 million of cash and cash equivalents, versus $10.3 million at December 31, 2020.  The Company generated net income in the quarter of $0.06 per diluted share, versus net losses of $0.20 per diluted share in the second quarter of 2020 and $0.10 per diluted share in the second quarter of 2019.

The Company also announced certain preliminary financial information for its third quarter ended September 30, 2021.  Sales for the third quarter of 2021 are expected to be approximately $19.0 million, an increase of about 19% compared to the third quarter of 2020.  As of September 30, 2021, the Company had approximately $0.4 million of debt and $6.0 million of cash and cash equivalents.  The Company continues to work diligently on completing its quarterly report for the third quarter of 2021.

Janet Carr, Chief Executive Officer of the Company, said, “With the filing of our Form 10-Q for the second quarter, we are nearly current in our public financial reporting. We are working to achieve this by filing our Form 10-Q for the third quarter 2021 as soon as possible.”

Ms. Carr continued, “Our second and third quarter results reflect continued healthy consumer demand across our businesses.  In addition to the strong rebound from 2020 (when our retail stores were largely closed by COVID-19 in Q2 and still significantly impacted in Q3), our second and third quarter sales also represented an 8% increase (in Q2) and a 17% increase (in Q3) from 2019 levels.  Despite COVID-19’s ongoing effect on both our work force and supply chain, we have continued to make significant progress on our consumer-facing initiatives, improving the quality, assortment and value of our product offering, investing in product knowledge, service and leathercrafting training for our sales associates, and continuing big leaps forward in ecommerce and digital marketing.

Once the Company is current in its financial reporting, it intends to apply for relisting on the Nasdaq Stock Market.

Importers, Exporters, Manufacturers, Distributors, Retailers of Leathers, Leathercraft Supplies, Hardware, Findings and Finishes

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line, including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 105 North American stores located in 40 US states and six Canadian provinces, and one store located in Spain.  Its common stock currently trades over the counter with the symbol “TLFA”.  To be included on Tandy Leather Factory's email distribution list, go to: http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Janet Carr, Tandy Leather Factory, Inc.  (817) 872-3200 or janet.carr@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Importers, Exporters, Manufacturers, Distributors, Retailers of Leathers, Leathercraft Supplies, Hardware, Findings and Finishes